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                                                                    EXHIBIT 3.13

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

          Intertec Publishing Corporation (hereinafter called the
"Corporation"), a Corporation organized and existing under and by virtue of the General Corporation of the State of Delaware, does hereby certify:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable a proposed amendment to the Certificate of Incorporation of said Corporation:

                    RESOLVED, that the Certificate of Incorporation of this
               Corporation be amended by changing the First Article so that, as amended, said Article shall be read as follows: "The name of the corporation is PRIMEDIA Business Magazines & Media Inc."

     SECOND: That by written consent, filed with the minutes of the Corporation, the sole stockholder approved said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment to the Corporation's Certificate of Incorporation was duly adopted in accordance with the applicable provisions of
Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Intertec Publishing Corporation has caused this Certificate to be executed by Christopher A. Fraser, its authorized officer on this 24th day of July, 2001.

                                                  By: /s/ Christopher A. Fraser
                                                     --------------------------
                                                        Christopher A. Fraser
                                                        Vice President